UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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EOG Resources, Inc.

(Name of Registrant as Specified In Its Charter)

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Beginning on April 17, 2015, EOG Resources, Inc. sent the following communication to certain stockholders of the Company.

Dear EOG Stockholder:

Background

EOG received a proxy access shareholder proposal from the New York City Comptroller (NYCC) and its co-filer, for inclusion in EOG’s proxy statement and proxy card for our 2015 Annual Meeting of Stockholders to be held on April 30, 2015. EOG is one of 75 companies who received such a proposal from the NYCC, as part of the NYCC’s “Boardroom Accountability Project” which seeks to improve company long-term performance and make boards of directors more responsive to stockholders.

EOG was included on the NYCC’s “Focus List” because we are an oil and gas company – the NYCC has not (nor has its co-filer) cited any concern with EOG’s long-term performance, with the responsiveness of our Board of Directors to stockholder concerns or with EOG’s governance practices. In fact, since EOG became an independent public company in August 1999, our stock price performance has significantly exceeded the collective performance of our peer group companies in the Standard & Poor’s 500 Index as well as the performance of the Dow Jones Industrial Average and the Nasdaq Composite Index.

Moreover, as is further discussed in our Board’s statement in opposition to the shareholder proposal included in our 2015 proxy statement, we regularly engage with our stockholders and take action in response to feedback received from our stockholders, including with respect to executive compensation matters, corporate governance matters and the topics of air emissions, climate change, hydraulic fracturing, water management, community impact matters, energy efficiency and conservation matters and political contributions and related expenditures.

EOG is Committed to Strong Corporate Governance

In addition, EOG is firmly committed to strong corporate governance, as evidenced by our corporate governance policies, governing documents and practices, which provide our stockholders with the ability to effectively voice their opinions and ensure that our Board is accountable to our stockholders. For example, under our policies and governing documents (which are discussed further in our Board’s statement in opposition to the shareholder proposal):

•	all EOG directors are elected annually;

•	all EOG directors are elected by a majority vote standard (in uncontested elections) with a related director resignation policy;

•	all of EOG’s directors are independent, other than our CEO;

•	key committees of the Board consist solely of independent directors;

•	our independent presiding director has robust leadership authority and responsibilities; and

•	our independent directors meet frequently in separate executive sessions.

In addition, EOG stockholders are able to:

•	communicate with any EOG director (including the presiding director), any Board committee or the full Board;

•	propose director nominees to EOG’s Nominating and Governance Committee for consideration;

•	submit proposals for consideration at an annual stockholders meeting and for inclusion in EOG’s proxy statement for such meeting;

•	remove directors with or without cause by the vote of a majority of shares entitled to vote; and

•	nominate directors pursuant to EOG’s bylaws and solicit proxies for director nominees under federal proxy rules.

Pursuant to this commitment and our commitment to open, collaborative communications with our stockholders, we have recently engaged in discussions with a number of our stockholders regarding the NYCC’s proposal and the topic of proxy access generally. In the course of these discussions, we have received valuable input from our stockholders regarding proxy access and the design of an appropriate proxy access framework for EOG which limits the potential for abuse and misuse while also safeguarding the long-term interests of EOG and our stockholders.

Proposed EOG Proxy Access Framework

Following these discussions and substantial related discussions between our executive management and Board, EOG hereby commits to developing such a proxy access framework and implementing through EOG’s bylaws a proxy access right for EOG stockholders prior to our 2016 Annual Meeting of Stockholders, with the following parameters:

✓ Ownership Threshold of 5% and Holding Period of 3 Years. EOG intends for the proxy access right to generally permit an EOG stockholder or stockholder group who has continuously held at least 5% of the company’s shares for a 3-year holding period to nominate, through the use of EOG’s own proxy statement and proxy card, independent director candidates, subject to certain procedural, eligibility and disclosure requirements.

✓ Nominee Limit in the Range of 20% to 25%. The maximum number of candidates which could be nominated pursuant to this proxy access right would be equal to a specified percentage of the directors then serving on EOG’s Board. EOG believes that a proxy access bylaw should provide for a nominee limit in the range of 20% to 25%.

✓ Aggregation Limit in the Range of 10 to 20 Stockholders. In addition, a reasonable level of aggregation would be permitted in order to enable a group of long-term EOG stockholders to aggregate their shareholdings to meet the 5% ownership threshold requirement. In this regard, we believe that an aggregation limit in the range of 10 to 20 holders would be appropriate to ensure that the ownership threshold remains a meaningful safeguard against abuse and misuse.

Recommended Vote “AGAINST” the Proxy Access Shareholder Proposal (Proposal 4)

EOG stockholders will continue to have the opportunity to vote on the proxy access shareholder proposal (Proposal 4) at the 2015 Annual Meeting of Stockholders. As noted in our Board’s statement in opposition to the shareholder proposal, EOG believes that the proposal seeks to install too low of an ownership threshold. In addition, the shareholder proposal does not specify any aggregation limits; the absence of an aggregation limit would, in our view, eliminate the role of the ownership threshold requirement in ensuring that proxy access is used to further, rather than undermine, EOG’s long-term interests and value.

We believe that a higher ownership threshold (specifically, 5%) and a reasonable aggregation limit (in the range of 10 to 20 holders) limits the potential for abuse and misuse by investors who have special interests and safeguards the long-term interests of EOG and our stockholders. As is discussed in further detail in our proxy materials, we believe that a lowering of the bar (by way of inappropriately permissive requirements, such as those advocated by the shareholder proposal) risks providing activist stockholders and special interest groups (who do not have a long-term interest in EOG) with a low-cost avenue to disrupt board composition and corporate strategy and potentially undermine the effectiveness and operation of our Board.

Accordingly, in order to provide EOG with the flexibility to develop and adopt a proxy access bylaw as outlined above, we encourage you to vote “AGAINST” the proxy access shareholder proposal (Proposal 4) at the 2015 Annual Meeting of Stockholders. In developing and implementing a proxy access bylaw for EOG and its stockholders, we will continue to monitor developing market trends regarding proxy access (including with respect to an appropriate aggregation limit and appropriate nominee limit) and will continue to consult with our stockholders on this topic.

Thank you for giving this matter your attention and for your consideration in supporting EOG on this important matter.

Sincerely,

Michael P. Donaldson

Vice President, General Counsel and Corporate Secretary

April 17, 2015